LEGACY ANNOUNCES REVISION TO DECEMBER 31, 2006 UNREALIZED MARK-TO-MARKET SWAP POSITION
MIDLAND, Texas—(PRIMENEWSWIRE)—Legacy Reserves LP (NASDAQ:LGCY) today announced it has revised its unaudited, preliminary earnings downward by approximately $0.43 million due to a reporting error by the counterparty on Legacy’s natural gas swaps. The swap counterparty has now revised our unrealized mark-to-market swap position as of December 31, 2006. The subject change to our financial statements is a non-cash reduction to earnings, which does not affect our ability to make our expected cash distributions.
For the year ending December 31, 2006, earnings are $4.36 million ($0.26 basic and diluted earnings per unit). Based on information previously available from the counterparty, Legacy on March 20, 2007 had reported earnings for this period of $4.79 million ($0.29 basic and diluted earnings per unit). This non-cash reporting error, which was communicated by the swap counterparty to Legacy on March 26, 2007, reduces the unrealized gain on natural gas swaps for the year ending December 31, 2006 from $5.64 million to $5.21 million. Accordingly, total revenue for the year ending December 31, 2006 is $69.09 million (previously reported $69.52 million).
Our preliminary, unaudited financial statements for the quarter ending December 31, 2006 have been similarly impacted, reducing total revenue from $20.72 million as previously reported to $20.29 million. Losses for the fourth quarter increased from $1.88 million ($0.10 basic and diluted earnings per unit) previously reported to $2.31 million ($0.13 basic and diluted earnings per unit).
Legacy today received a letter acknowledging the counterparty’s error relating to natural gas mark to market statements it provided to several counterparties, including Legacy Reserves, with respect to unrealized mark-to-market swap positions as of December 31, 2006.
We expect to file Legacy’s Annual Report on Form 10-K on March 28, 2007.
About Legacy Reserves LP
We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.
Contact:
Legacy Reserves LP
Steven H. Pruett, 432-682-2516
President and Chief Financial Officer

Source: Legacy Reserves LP